Contact:   Edward F. Seserko
    President and CEO
    (412) 681-8400

     For Immediate Release
     July 29, 2011

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2011

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced earnings for the three months ended June 30, 2011 of $422,000, or $0.34 diluted earnings per share, as compared to net income of $264,000, or $0.20 diluted earnings per share, for the three months ended June 30, 2010.  For the nine months ended June 30, 2011, the Company reported net income of $964,000, or $0.75 diluted earnings per share, as compared to net income of $736,000, or $0.56 diluted earnings per share, for the nine months ended June 30, 2010. The increased income in the periods was primarily due to an increase in net interest income and a lower effective tax rate, offset by increased noninterest expense.

Assets increased $12.4 million, or 9.7%, from $127.3 million at September 30, 2010 to $139.7 million at June 30, 2011 primarily due to a $9.9 million, or 43.0% increase in cash and investments and a $4.5 million, or 4.6%, increase in loans.  The increase in cash and investments was primarily due to additional securities purchased with the proceeds from our second-step conversion completed in February 2011.  The increase in loans was primarily concentrated in loans secured by 1-4 family dwellings and by commercial leases.   Deposits increased $6.1 million, or 5.6%, from $111.0 million at September 30, 2010 to $117.2 million at June 30, 2011, primarily due to an increase in certificates of deposit.

Nonaccrual loans increased $408,000, from $58,000 at September 30, 2010 to $466,000 at June 30, 2011, which represents the addition of five loans that were placed on non-accrual status during the third fiscal quarter.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORP.
	Selected Financial Data
	(Dollars in thousands except per share data) (Unaudited)
	June 30,	September 30,
	2011	2010

Total assets	$139,698	$127,309
Cash and investments	32,845	22,968
Loans receivable, net	102,560	98,034
Allowance for loan losses	(970)	(905)
Deposits	117,169	111,044
Total liabilities	118,569	113,180
Stockholders' equity	$21,129	$14,129

Nonaccrual loans	$466	$58
Repossessed real estate	0	0
Total nonperforming assets	$466	$58

Allowance for loan losses to nonperforming loans	208.15%	1560.34%
Nonperforming loans to net loans	0.45%	0.06%
Nonperforming assets to total assets	0.33%	0.05%
Book value per share (2)	$16.07	$11.20
Number of common shares outstanding	1,314,705	1,261,231

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2011	2010	2011	2010

Interest income	$1,697	$1,568	$4,977	$4,616
Interest expense	416	496	1,353	1,557
Net interest income	1,281	1,072	3,624	3,059
Provision for loan losses	30	20	65	40

Net interest income after provision for loan losses	1,251	1,052	3,559	3,019
Noninterest income	24	20	59	37
Noninterest expense	785	653	2,210	1,920

Income before income taxes	490	419	1,408	1,136
Income tax expense	68	155	444	400

Net income	$422	$264	$964	$736

Earnings Per Share - Basic and Diluted (1)	$0.34	$0.20	$0.75	$0.56

(1)	The per share totals reflect the conversion ratio of 1.0457 for shares outstanding prior to the completion on the Company's second-step conversion on February 28, 2011.

(2)	The book value per share for September 30, 2010, does not reflect the conversion ratio of 1.0457 on the outstanding shares.